CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF

UNIQUE FABRICATING, INC.

Unique Fabricating, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on July 7, 2015 (the “Certificate of Incorporation”).

2. Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
ARTICLE IV
CAPITAL STOCK

(1) Common Stock.

The Corporation is authorized to issue twenty-five million (25,000,000) shares of Common Stock having a par value of $0.001 per share (hereinafter referred to as “Common Stock”).

(2) Voting Rights.

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.
(3) Preferred Stock.

The Corporation is further authorized to issue ten million (10,000,000) shares of Preferred Stock at a par value of $.001 per share. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series or class of preferred stock and, with respect to each such series or class, to fix the number of shares constituting such series or class and the designation of such series or class, the voting powers, if any, of the shares of such series or class, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series or class. The powers, preferences and relative, participating, optional and other special rights of each series or class of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or class at any time outstanding.

3. This amendment was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 29th day of July 2022.

UNIQUE FABRICATING INC.

By:	/s/ Brian Loftus
Name: Brian Loftus
Title: Vice President & Chief Financial Officer